SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of report (Date of earliest event reported): February 28, 2002





                         CURATIVE HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)


            Minnesota                  000-19370                41-1503914
  (State or other jurisdiction of     (Commission            (I.R.S. Employer
  incorporation or organization)      File Number)          Identification No.)


                   150 Motor Parkway Hauppauge, New York 11788
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (631) 232-7000

               5051 Highway 7, Ste. 100, St. Louis Park, MN 55416
         (Former name or former address, if changed since last report.)

This amendment is being filed to revise Item 7 in the Registrant's current report on Form 8-K filed March 11, 2002, to include the historical and pro forma financial information required by paragraphs (a) and (b) of Item 7 which were omitted from the report as initially filed in accordance with paragraph (a)(4) of Item 7.

Item 7.     Financial Statements and Exhibits

      (a)   Financial Statements of Business Acquired

         (1) The report of independent auditors, audited balance sheets, related audited statements of income and retained earnings and cash flows of Apex Therapeutic Care, Inc. as of and for the years ended September 30, 2001 and 2000.

         (2) The report of independent auditors, audited balance sheets, related audited statements of income and retained earnings and cash flows of Apex Therapeutic Care, Inc. as of and for the years ended September 30, 2000 and 1999.

         (3) The unaudited condensed statements of operations, unaudited condensed balance sheets and unaudited condensed statements of cash flows as of and for the quarters ended December 31, 2001 and 2000.

      (b)   Pro Forma Financial Information

             The unaudited pro forma consolidated balance sheet and statement of operations of Curative Health Services, Inc. and Subsidiaries as of and for the year ended December 31, 2001.

      (c)   Exhibits

             23.1 Consent of Martini, Iosue & Akpovi

                           APEX THERAPEUTIC CARE, INC.
                              FINANCIAL STATEMENTS
                          AS OF AND FOR THE YEARS ENDED
                           SEPTEMBER 30, 2001 AND 2000




TABLE OF CONTENTS

Independent Auditors' Report

Balance Sheets

Statements of Income and Retained Earnings

Statements of Cash Flows

Notes to Financial Statements

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Apex Therapeutic Care, Inc.
Westlake Village, California


We have audited the accompanying balance sheets of Apex Therapeutic Care, Inc. as of September 30, 2001 and 2000 and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of Apex Therapeutic Care, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apex Therapeutic Care, Inc. as of September 30, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        /s/ Martini, Iosue & Akpovi

                                            Encino, California
                                            November 30, 2001

                           APEX THERAPEUTIC CARE, INC.
                                 BALANCE SHEETS
                           SEPTEMBER 30, 2001 AND 2000



                                                       2001                 2000
                                                       -------------------------
                                     ASSETS

CURRENT ASSETS
   Cash                                          $    757,244        $    54,080
   Accounts receivable (net of allowance for
   doubtful accounts of $567,490 and $543,828)     11,794,313         11,073,189
   Inventory                                        3,804,779          1,884,478
   Other current assets                                69,677             82,817
                                                   ----------         ----------

       TOTAL CURRENT ASSETS                        16,426,013         13,094,564
                                                   ----------         ----------
PROPERTY AND EQUIPMENT, NET                           230,836            237,716
                                                   ----------         ----------
OTHER ASSETS
   Deposits                                            22,933             22,267
   Deferred tax assets, net                           581,342            377,864
   Due from related party                              39,638                -0-
   Other assets, net                                   37,888             77,476
                                                   ----------         ----------

       TOTAL OTHER ASSETS                             681,801            477,607
                                                   ----------         ----------
TOTAL ASSETS                                      $17,338,650       $ 13,809,887
                                                   ==========         ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses          $ 6,122,670       $  4,542,717
   Income taxes payable                               108,883            184,584
   Current portion of notes payable                     8,630             14,763
   Due to related party                                   -0-             32,454
   Note payable - related party                           -0-            925,922
   Dividends payable                                  500,000                -0-
                                                   ----------         ----------
       TOTAL CURRENT LIABILITIES                    6,740,183          5,700,440
                                                   ----------         ----------
LONG-TERM LIABILITIES
   Deferred compensation                              151,311             80,937
   Line of credit                                         -0-          1,499,456
   Notes payable                                       52,282             89,268
                                                   ----------         ----------
       TOTAL LONG-TERM LIABILITIES                    203,593          1,669,661
                                                   ----------         ----------
       TOTAL LIABILITIES                            6,943,776          7,370,101
                                                   ----------         ----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
 Common stock, stated value, authorized 1,000,000
 shares issued and outstanding 100,000 shares        210,000             210,000
 Common stock - restricted, issued and outstanding
 20,000 shares                                       395,626              56,518
   Retained earnings                               9,789,248           6,173,268
                                                  ----------          ----------
       TOTAL STOCKHOLDERS' EQUITY                 10,394,874           6,439,786
                                                  ----------          ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $17,338,650         $13,809,887
                                                  ==========          ==========


   The accompanying notes are an integral part of these financial statements.

                           APEX THERAPEUTIC CARE, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

                                                       2001            2000
                                                   -----------------------------

NET SALES                                          $54,536,664      $45,339,312
COST OF SALES                                       37,821,316       32,451,828
                                                    ----------        ----------
GROSS PROFIT                                        16,715,348       12,887,484

OPERATING EXPENSES                                   9,558,269        8,552,586
                                                    ----------        ----------
INCOME FROM OPERATIONS                               7,157,079        4,334,898
                                                    ----------        ----------
OTHER INCOME (EXPENSES)
   Miscellaneous income                                  8,509               -0-
   Interest income                                       3,030               -0-
   Loss on disposal of assets                           (3,780)         (19,263)
   Miscellaneous expense                                    -0-         (23,987)
   Interest expense                                   (274,650)        (583,346)
                                                    -----------       ----------

       NET OTHER EXPENSES                             (266,891)        (626,596)
                                                    -----------       ----------

INCOME BEFORE PROVISION FOR INCOME TAXES             6,890,188        3,708,302

PROVISION FOR INCOME TAXES                           2,774,208        1,445,516
                                                    -----------       ----------
NET INCOME                                           4,115,980        2,262,786
RETAINED EARNINGS
   Beginning of year                                 6,173,268        3,910,482

   Dividends                                          (500,000)              -0-
                                                    -----------      -----------
   End of year                                     $ 9,789,248      $ 6,173,268
                                                    ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                           APEX THERAPEUTIC CARE, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000



                                                       2001              2000
                                                      --------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                         $4,115,980   $2,262,786
     Adjustments to reconcile net income to net cash
     provided by operating activities:
       Provision for bad debts                            23,662      395,000
       Amortization and depreciation                     119,587      108,160
       Loss on disposal of assets                          3,780       19,263
       Deferred income tax benefit                      (203,478)    (321,542)
       Deferred compensation                              70,374      184,968
       Stock-based compensation                          339,108       56,518
       (Increase) decrease in assets:
         Accounts receivable                            (744,786)     868,672
         Inventory                                    (1,920,301)    (584,722)
         Deposits                                           (666)       1,075
         Due from related party                          (39,638)          -0-
         Other assets, net                                13,789      (62,336)
       Increase (decrease) in liabilities:
         Accounts payable and accrued expenses         1,579,953     (221,145)
         Income taxes payable                            (75,701)  (1,612,207)
         Due to related party                            (32,454)          -0-
                                                      -----------  ----------

NET CASH PROVIDED BY OPERATING ACTIVITIES              3,249,209    1,094,490
                                                      -----------  ----------
CASH USED BY INVESTING ACTIVITIES
   Purchase of property and equipment                    (77,548)    (163,895)
                                                      -----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Principal payments on note payable to related
   party                                                (925,922)    (701,323)
   Net increase (decrease) in line of credit          (1,499,456)    (415,028)
   Principal payments on notes payable                   (43,119)          -0-
   Proceeds from sale of common stock                         -0-     200,000
                                                      -----------  ----------
NET CASH USED BY FINANCING ACTIVITIES                 (2,468,497)    (916,351)
                                                      -----------  ----------

NET INCREASE IN CASH                                     703,164       14,244

CASH, BEGINNING OF YEAR                                   54,080       39,836
                                                     -----------   ----------
CASH, END OF YEAR                                    $   757,244   $   54,080
                                                      ==========    =========

   The accompanying notes are an integral part of these financial statements.

                           APEX THERAPEUTIC CARE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

   Apex Therapeutic Care, Inc. (the "Company") is a wholesale distributor of pharmaceutical products consisting primarily of antihemophilic factors and other plasma derived therapeutic agents. The Company's sales are made to pharmacies located in various states throughout the continental United States.


Accounts Receivable

   The allowance for doubtful accounts is based on management's evaluation of outstanding accounts receivable at the end of the year given their prior experience with third party insurance company receivables. Bad debt expense for the years ended September 30, 2001 and 2000 was $345,455 and $817,564, respectively.


Inventory

   Inventory is stated at the lower of average cost (which approximates first in, first out) or market. Inventory consists of finished goods.


Property and Equipment

   Property and equipment are recorded at lower of cost or net realizable value. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Maintenance and repairs are charged to expense as incurred.


Other Assets, Net

   Other assets consist principally of deferred financing fees, organizational costs and security deposits. The deferred financing fees are amortized straight-line over the term of the financing facility. The organizational costs are amortized straight-line over ten years. Accumulated amortization for the deferred financing fees was $80,252 and $41,730 and accumulated amortization for organizational costs was $1,457 and $1,041 at September 30, 2001 and 2000, respectively.

Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


Concentration of Credit Risk

   As of September 30, 2001, the Company had an account with a bank which exceeded the $100,000 federally insured limit.


Reclassifications

   Certain income statement accounts reported on the financial statements for September 30, 2000 have been reclassified to conform to the financial statement reclassifications for September 30, 2001.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at September 30:

                                                        2001        2000
                                                    ----------- -----------

       Computer hardware and software               $174,139    $114,539
       Office furniture and equipment                127,801     124,484
       Leasehold improvements                         54,306      52,606
       Warehouse equipment                            23,779      20,479
       Convention equipment                            5,893       1,785
                                                   ---------   ---------
                                                     385,918     313,893
       Less: Accumulated depreciation               (155,082)    (76,177)
                                                   ---------   ---------
       Property and equipment, net                  $230,836    $237,716
                                                     =======     =======


NOTE 3 - LINE OF CREDIT

In August 1999, the Company entered into a credit facility with a lender that permits the Company to borrow up to 80% of its eligible receivables. The credit facility has a maximum borrowing limit of $6,500,000 and expires August 15, 2002. Interest on advances under the terms of this credit facility accrues at a per annum rate of one percent (1%) in excess of the rate of interest announced publicly by Citibank, N.A., from time to time as its "prime rate" (6.0% and 9.5% at September 30, 2001 and 2000, respectively) and is payable monthly. The Company must pay a quarterly fee equal to one-half of one percent (0.5%) on the unused portion of the facility. Amounts owed to the bank under this credit facility are secured by all assets of the Company. The balance outstanding at September 30, 2001 and 2000, was $0 and $1,499,456, respectively.



NOTE 4 - STOCKHOLDERS' EQUITY

In November 1999, the Company sold 2,000 shares of common stock to an officer of the Company for $200,000. Subsequently, the Board of Directors amended and restated the Company's articles of incorporation to effect a ten-for-one split of the Company's outstanding common stock. The split of the Company's stock was effected in the form of a stock dividend. Pursuant to the amendment, the Company is authorized to issue 1,000,000 shares of its common stock of which 100,000 shares were issued and outstanding as of September 30, 2001 and 2000.

NOTE 5 - STOCK APPRECIATION RIGHTS

In October 1999, the Company adopted a non-qualified Stock Appreciation Rights Plan (SAR Plan), whereby selected key employees are granted performance unit rights (SAR Units) which are rights to receive an amount based on the appreciated value of the Company's common stock over an established base price. SAR Units begin vesting on the date of grant and vest at 20% per year for five years. The maximum number of SAR Units that may be granted under the plan is 10,000. The maximum term of the plan is ten years. On October 1, 1999, the Company issued 6,750 SAR Units at a weighted average-base price of $0.125 per unit. The date of grant for these units was deemed by the Company's Board of Directors to be April 1, 1998.

During the year ended September 30, 2001, 250 SAR Units were exercised. Upon the exercise of the SAR Units, the appreciated value was determined and paid to the employee.

During the year ended September 30, 2000, 2,250 SAR Units were exercised. Upon the exercise of the SAR Units, the appreciated value was determined and the amounts were converted into Notes Payable with a term of 84 months. The notes are subordinate to any amounts due under the Company's Line of Credit Agreement and bear interest at 9% per annum.

The principal portion of these notes matures as follows during the years ending September 30:

       2002                                         $  8,630
       2003                                            9,439
       2004                                           10,325
       2005                                           11,293
       2006                                           12,353
       Thereafter                                      8,872
                                                      ------
                                                     $60,912

During the year ended September 2000, an employee forfeited rights to 3,500 SAR Units.

Outstanding SAR Units at September 30, 2001 and 2000 were 750 and 1,000, respectively. Deferred compensation expense related to the outstanding units during the years ended September 30, 2001 and 2000 were $70,374 and $184,968, respectively.

NOTE 6 - PROVISION FOR INCOME TAXES

The provision (benefit) for income taxes for the years ended September 30, 2001 and 2000 consists of the following:

                                                        2001        2000
                                                    ----------------------------

       Current                                    $2,977,686      $1,767,058
       Deferred                                     (203,478)       (321,542)
                                                  ----------      ----------
                                                  $2,774,208      $1,445,516
                                                   =========       =========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 2001 and 2000 are presented below:


       Deferred tax assets:
                                                        2001       2000
                                                    ----------------------------

           Accounts receivable principally due
           to allowance for doubtful accounts       $243,113    $232,976
           Inventory                                  10,359       6,075
           Accrued stockholder bonus                      -0-     32,130
           Accrued commissions                        86,712      31,172
           Accrued vacation                           23,235         185
           Deferred compensation                      64,822      64,416
           Stock-based compensation                  169,486      24,212
                                                     -------    --------

       Total deferred tax assets                     597,727     391,166

       Deferred tax liabilities -
         property and equipment, principally due
         to differences in depreciation             (16,385)     (13,302)
                                                    --------     -------
       Deferred tax assets, net                     $581,342    $377,864

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, no valuation allowance has been recorded at September 30, 2001 and 2000.


NOTE 7 - RELATED PARTY TRANSACTIONS

Two stockholders who own a combined 50% of the outstanding stock of the Company (including restricted stock) also own 100% of the outstanding stock of ActSys Medical, Inc. The Company has obtained direct financing from this related entity to finance its growth. The Company also sells pharmaceutical products to this entity, purchases pharmaceutical products from this entity and shares certain corporate expenses including wages and insurance.

In November 1999, the Company converted the amount due to this related entity into a term loan agreement that required monthly payments of $76,701 through November 2001. In August 2000, the term loan was converted into a new loan to expedite the payment terms. This loan required monthly payments of $119,901 and was paid off during the year ended September 30, 2001.

During the year ended September 30, 2001, the Company also sold pharmaceutical products to another entity related through common ownership and management. The Company also subleases office space to this related entity.

The following table summarizes the transactions between the Company and these related entities and the outstanding amounts due to and from these entities at September 2001 and 2000:

                                                        2001           2000
                                                  -----------------------------
   For the years ended September 30:

           Sales                                  $6,640,958     $6,643,586
           Rental income                          $    7,164     $       -0-
           Purchases                              $1,152,324     $1,227,096
           Management fees paid, net              $  137,752     $  249,156
           Interest expense                       $   33,289     $  133,547

   As of September 30:

           Accounts receivable                   $   204,385     $       -0-
           Due from related party                $    39,638     $       -0-
           Accounts payable                      $    45,978     $       -0-
           Due to related party                  $        -0-    $   32,454
           Note payable - related party          $        -0-    $  925,922



NOTE 8 - EMPLOYEE BENEFIT PLAN

The Company adopted a 401(k) plan on January 1, 2001. All employees of the Company are eligible to participate in a qualified 401(k) Plan. In general, employees may contribute up to 15% of their eligible compensation to the Plan. The Company makes discretionary matching contributions which are determined annually. The Company's contribution to the Plan during the year ended September 30, 2001 was $55,097.

NOTE 9 - COMMITMENTS AND CONTINGENCIES


Lease Commitments

   The Company leases office and warehouse facilities under noncancelable operating leases which expire over the next year. These leases generally contain renewal options for periods ranging from one to three years.

   The Company subleases a portion of its facilities to an entity related through common ownership and management. This sublease is $597 per month and is subleased on a month-to-month basis.

   Future minimum lease payments are $92,268 for the year ending September 30, 2002.

   Rental expense for noncancelable operating leases during the fiscal years ended September 30, 2001 and 2000 was $104,548 and $104,330, respectively.


Employment Agreement/Restricted Stock

   On August 1, 2000, the Company executed an employment agreement with one of its officers. The agreement calls for a minimum salary of $100,000 per year through the expiration of the agreement on July 31, 2005. Additionally, on August 1, 2000, the Company issued 20,000 shares of its restricted common stock to the officer as an inducement for the officer to enter into and perform under the terms of the employment agreement.

   The value of the 20,000 shares of restricted common stock issued on August 1, 2000 was determined to be $1,695,549. The value of the stock will be recognized as compensation ratably over the term of the employment agreement. Accordingly, the Company recognized compensation and restricted common stock of $339,108 and $56,518 for the years ended September 30, 2001 and 2000, respectively.


Financial Guarantee

   The Company has a continuing guarantee of a $4,000,000 credit facility of a related entity. It is reasonably possible that the Company would be required to make payments under its guarantee. The Company monitors the financial performance of this entity on a monthly basis. No amount has been accrued for the Company's obligations under its guarantee arrangement.

NOTE 10 - BUSINESS AND CREDIT CONCENTRATIONS

The Company's operations may be adversely impacted by future federal and state healthcare budget cuts, as a significant portion of the Company's revenue is dependent on certain governmental healthcare programs.

The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors may affect the Company's estimate of its bad debts.

At September 30, 2001, $11,365,265 or 90% of the Company's total accounts receivable were due from five customers. Revenues from sales to these customers were approximately 94% of the Company's net sales for the year ended September 30, 2001.

At September 30, 2000, $5,141,914 or 44% of the Company's total trade accounts receivable were due from one customer. Revenues from sales to this customer were approximately 31% of the Company's net sales for the year ended September 30, 2000.

Two of the Company's suppliers accounted for approximately 68% of total purchases during the year ended September 30, 2001.

Three of the Company's suppliers accounted for approximately 73% of total purchases during the year ended September 30, 2000.



NOTE 11 - DISCLOSURE FOR THE STATEMENT OF CASH FLOWS

Additional Disclosures

   Cash paid during the years ended September 30, 2001 and 2000 for:

                                                        2001          2000
                                                    ------------ ------------

       Income taxes                               $3,053,672  $3,396,745
                                                   =========   =========
       Interest                                   $  274,650  $  583,346
                                                   =========   =========

Non Cash Investing and Financing Transactions

   During the year ended September 30, 2001, the Company's Board of Directors declared dividends of $500,000 to be accrued and distributed according to the stockholders' ownership percentages. The accrued dividends increased dividends payable and decreased retained earnings.

   During the year ended September 30, 2000, the Company received property and equipment at a net book value of $26,891 from a related entity and increased the amount due to this entity for the same amount.

   During the year ended September 30, 2000, the Company converted $1,670,525 of the amount due to a related entity to a note payable.

                           APEX THERAPEUTIC CARE, INC.
                              FINANCIAL STATEMENTS
                          AS OF AND FOR THE YEARS ENDED
                           SEPTEMBER 30, 2000 AND 1999




TABLE OF CONTENTS





Independent Auditors' Report

Balance Sheets

Statements of Income and Retained Earnings

Statements of Cash Flows

Notes to Financial Statements

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Apex Therapeutic Care, Inc.
Westlake Village, California


We have audited the accompanying balance sheets of Apex Therapeutic Care, Inc. as of September 30, 2000 and 1999 and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of Apex Therapeutic Care, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apex Therapeutic Care, Inc. as of September 30, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        /s/  Martini, Iosue & Akpovi

                                             Encino, California
                                             November 2, 2000

                             APEX THERAPEUTIC CARE, INC.
                                   BALANCE SHEETS
                             SEPTEMBER 30, 2000 AND 1999


                                       ASSETS

                                                         2000              1999
                                                        ------------------------
CURRENT ASSETS
   Cash                                              $    54,080    $    39,836
   Accounts receivable (net of allowance for doubtful
     accounts of $543,828 and $148,828)               11,073,189     12,336,861
   Inventory                                           1,884,478      1,299,756
   Other current assets                                   82,817         21,000
                                                      ----------     ----------
       TOTAL CURRENT ASSETS                           13,094,564     13,697,453
                                                      ----------     ----------

PROPERTY AND EQUIPMENT, NET                              237,716       135,414
                                                      ----------     ----------

OTHER ASSETS
   Deposits                                               22,267        23,342
   Deferred tax assets, net                              377,864        56,322
   Other assets                                           77,476       115,896
                                                      ----------     ----------
       TOTAL OTHER ASSETS                                477,607       195,560
                                                      ----------     ----------
TOTAL ASSETS                                         $13,809,887   $14,028,427
                                                      ==========    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses             $ 4,542,717   $ 4,763,862
   Income taxes payable                                  184,584     1,796,791
   Current portion of notes payable                       14,763            -0-
   Due to affiliate                                       32,454     1,632,808
   Note payable - affiliate                              925,922            -0-
                                                      ----------     ----------
       TOTAL CURRENT LIABILITIES                       5,700,440     8,193,461
                                                      ----------     ----------
OTHER LIABILITIES
   Deferred compensation                                  80,937            -0-
   Line of credit                                      1,499,456     1,914,484
   Notes payable                                          89,268            -0-
                                                      ----------     ----------
       TOTAL OTHER LIABILITIES                         1,669,661     1,914,484
                                                      ----------     ----------
       TOTAL LIABILITIES                               7,370,101    10,107,945
                                                      ----------    -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common stock, stated value, authorized 1,000,000 shares,
     issued and outstanding 100,000 shares               210,000        10,000
   Common stock - restricted, issued and outstanding
     20,000 shares                                        56,518            -0-
   Retained earnings                                   6,173,268     3,910,482
                                                      ----------   -----------
       TOTAL STOCKHOLDERS' EQUITY                      6,439,786     3,920,482
                                                      ----------   -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $13,809,887   $14,028,427
                                                      ==========    ==========

The accompanying notes are an integral part of these financial statements

                           APEX THERAPEUTIC CARE, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999


                                                        2000          1999
                                                     ---------------------------

NET SALES                                            $45,339,312   $35,218,635
COST OF SALES                                         32,451,828    24,072,162
                                                      ----------    ----------
GROSS PROFIT                                          12,887,484    11,146,473

OPERATING EXPENSES                                     8,552,586     5,287,697
                                                     -----------    ----------

INCOME FROM OPERATIONS                                 4,334,898     5,858,776
                                                     -----------    ----------

OTHER INCOME (EXPENSES)
   Miscellaneous income                                       -0-       20,843
   Loss on disposal of assets                            (19,263)           -0-
   Miscellaneous expense                                 (23,987)           -0-
   Interest expense                                     (583,346)     (305,838)
                                                     -----------    -----------
       NET OTHER EXPENSES                               (626,596)     (284,995)
                                                     -----------    -----------

INCOME BEFORE PROVISION FOR INCOME TAXES               3,708,302     5,573,781

PROVISION FOR INCOME TAXES                             1,445,516     2,171,093
                                                     -----------    ----------
NET INCOME                                             2,262,786     3,402,688

RETAINED EARNINGS
   Beginning of year                                   3,910,482       507,794
                                                      ----------     ---------
   End of year                                       $ 6,173,268   $ 3,910,482
                                                      ==========    ==========

The accompanying notes are an integral part of these financial statements

                           APEX THERAPEUTIC CARE, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999



                                                       2000             1999
                                                      --------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                         $2,262,786    $ 3,402,688
     Adjustments to reconcile net income to net cash
       provided (used) by operating activities:
       Provision for bad debts                           395,000         56,728
       Amortization and depreciation                     108,160         15,607
       Loss on disposal of assets                         19,263             -0-
       Deferred income tax benefit                      (321,542)       (16,041)
       Deferred compensation                             184,968           -0-
       Stock-based compensation                           56,518           -0-
       (Increase) decrease  in assets:
         Accounts receivable                             868,672    (10,643,972)
         Inventory                                      (584,722)      (623,014)
         Deposits                                          1,075        (23,342)
         Other assets                                    (62,336)      (126,567)
       Increase (decrease) in liabilities:
         Accounts payable and accrued expenses          (221,145)     2,484,667
         Income taxes payable                         (1,612,207)     1,482,864
                                                       ---------      ---------
NET CASH PROVIDED (USED) BY OPERATING
   ACTIVITIES                                          1,094,490    ( 3,990,382)
                                                       ---------      ---------
CASH USED BY INVESTING ACTIVITIES
   Purchase of property and equipment                   (163,895)      (147,186)
                                                       ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in loans from affiliate      (701,323)     2,242,272
   Net increase (decrease) in line of credit            (415,028)     1,914,484
   Proceeds from sale of common stock                    200,000             -0-
                                                       ---------      ---------
NET CASH PROVIDED (USED) BY FINANCING
   ACTIVITIES                                           (916,351)     4,156,756
                                                       ---------      ---------
NET INCREASE IN CASH                                      14,244         19,188

CASH, BEGINNING OF YEAR                                   39,836         20,648
                                                       ---------      ---------
CASH, END OF YEAR                                     $   54,080     $   39,836
                                                       =========      =========

The accompanying notes are an integral part of these financial statements

                          APEX THERAPEUTIC CARE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 2000 AND 1999




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

   Apex Therapeutic Care, Inc. (the "Company") is a wholesale distributor of pharmaceutical products consisting primarily of antihemophilic factors and other plasma derived therapeutic agents. The Company's sales are made to pharmacies located in various states throughout the continental United States.


Accounts Receivable

   The allowance for doubtful accounts is based on management's evaluation of outstanding accounts receivable at the end of the year given their prior experience with third party insurance company receivables. Bad debt expense for the years ended September 30, 2000 and September 30, 1999 was $817,564 and $119,558, respectively.


Inventory

   Inventory is stated at the lower of average cost (which approximates first in, first out) or market. Inventory consists of finished goods.


Property and Equipment

   Property and equipment are recorded at lower of cost or net realizable value. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Maintenance and repairs are charged to expense as incurred.


Other Assets

   Other assets consist principally of deferred financing fees, organizational costs and security deposits. The deferred financing fees are amortized straight-line over the term of the financing facility. The organizational costs are amortized straight-line over ten years. Accumulated amortization for the deferred financing fees was $41,730 and $3,210 and accumulated amortization for organizational costs was $1,041 and $625 at September 30, 2000 and September 30, 1999, respectively.

                           APEX THERAPEUTIC CARE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.



NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at September 30:

                                                        2000        1999
                                                    -----------------------

       Office furniture and equipment               $124,484   $  52,637
       Computer hardware and software                114,539      88,446
       Leasehold improvements                         52,606          -0-
       Warehouse equipment                            20,479       5,076
       Convention equipment                            1,785       1,027
                                                    --------    --------
                                                     313,893     147,186
       Less: Accumulated depreciation                (76,177)    (11,772)
                                                    --------    --------
       Property and equipment, net                  $237,716    $135,414
                                                     =======     =======

                           APEX THERAPEUTIC CARE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999




NOTE 3 - LINE OF CREDIT

In August 1999, the Company entered into a credit facility with a lender that permits the Company to borrow up to 80% of its eligible receivables. The credit facility has a maximum borrowing limit of $6,500,000 and expires August 15, 2002. Interest on advances under the terms of this credit facility accrues at a per annum rate of one percent (1%) in excess of the rate of interest announced publicly by Citibank, N.A., from time to time as its "prime rate" (9.50% at September 30, 2000) and is payable monthly. The Company must pay a quarterly fee equal to one-half of one percent (0.5%) on the unused portion of the facility. Amounts owed to the bank under this credit facility are secured by all assets of the Company. The credit facility requires the Company to comply with certain working capital financial covenants. At September 30, 2000, the Company was in compliance with or received waivers for such covenants.

Prior to August 1999, the Company had a credit line agreement with a bank with a maximum borrowing limit of $1,500,000. Interest on advances under the terms of this line of credit agreement accrued at the bank's prime rate. The balance outstanding was paid off with proceeds from the new credit facility and the agreement was terminated.



NOTE 4 - STOCKHOLDERS' EQUITY

In November 1999, the Company sold 2,000 shares of common stock to an officer of the Company for $200,000. Subsequently, the Board of Directors amended and restated the Company's articles of incorporation to effect a ten-for-one split of the Company's outstanding common stock. The split of the Company's stock was effected in the form of a stock dividend. Pursuant to the amendment, the Company is authorized to issue 1,000,000 shares of its common stock of which 100,000 shares were issued and outstanding as of September 30, 2000 (also see Note 8).


NOTE 5 - STOCK APPRECIATION RIGHTS

In October 1999, the Company adopted a non-qualified Stock Appreciation Rights Plan (SAR Plan), whereby selected key employees are granted performance unit rights (SAR Units) which are rights to receive an amount based on the appreciated value of the Company's common stock over an established base price. SAR Units begin vesting on the date of grant and vest at 20% per year for five years. The maximum number of SAR Units that may be granted under the plan is

                           APEX THERAPEUTIC CARE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999




NOTE 5 - STOCK APPRECIATION RIGHTS (continued)

10,000. The maximum term of the plan is ten years. On October 1, 1999, the Company issued 6,750 SAR Units at a weighted average-base price of $0.125 per unit. The date of grant for these units was deemed by the Company's Board of Directors to be April 1, 1998. During the fiscal year ended September 30, 2000, 2,250 SAR Units were exercised. Upon the exercise of the SAR Units, the appreciated value was determined and the amounts were converted into Notes Payable with a term of 84 months. The notes are subordinate to any amounts due under the Company's Line of Credit and Agreement and bear interest at 9% per annum.

The principal portion of these notes matures as follows during the years ending September 30:

       2001                                         $ 14,763
       2002                                           12,571
       2003                                           13,750
       2004                                           15,040
       2005                                           16,451
       Thereafter                                     31,456
                                                    --------
                                                    $104,031

In September 2000, an employee forfeited rights to 3,500 SAR Units.

At September 30, 2000, 1,000 SAR Units remain outstanding. As of September 30, 2000, the Company accrued deferred compensation related to these outstanding units of $80,937.



NOTE 6 - PROVISION FOR INCOME TAXES

The provision (benefit) for income taxes for the years ended September 30, 2000 and 1999 consists of the following:

                                                        2000            1999
                                                   ----------------------------

       Current                                     $1,767,058       $2,187,134
       Deferred                                      (321,542)         (16,041)
                                                   ----------       -----------
                                                   $1,445,516       $2,171,093
                                                   ==========       ==========

                           APEX THERAPEUTIC CARE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999




NOTE 6 - PROVISION FOR INCOME TAXES (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 2000 and 1999 are presented below:

       Deferred tax assets:

                                                        2000          1999
                                                    ----------------------------

           Accounts receivable principally due
            to allowance for doubtful accounts      $232,976       $ 63,758
           Inventory                                   6,075          3,759
           Accrued stockholder bonus                  32,130             -0-
           Accrued commissions                        31,172             -0-
           Accrued vacation                              185             -0-
           Deferred compensation                      64,416             -0-
           Stock-based compensation                   24,212             -0-
                                                    --------       --------
       Total deferred tax assets                     391,166         67,517

       Deferred tax liabilities - property and
         equipment, principally due to differences
         in  depreciation                            (13,302)       (11,195)
                                                     --------       --------
       Deferred tax assets, net                     $377,864       $ 56,322
                                                    ========       ========


In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. Accordingly, no valuation allowance has been recorded at September 30, 2000 and 1999.

                          APEX THERAPEUTIC CARE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 2000 AND 1999




NOTE 7 - RELATED PARTY TRANSACTIONS

Two stockholders who own a combined 50% of the outstanding stock of the Company (including restricted stock) also own 100% of the outstanding stock of ActSys Medical, Inc. (the "affiliate"). The Company has obtained direct financing from the affiliate to finance its growth. The Company also sells pharmaceutical products to the affiliate, purchases pharmaceutical products from the affiliate and shares certain corporate expenses including wages and insurance.

In November 1999, the Company converted the amount due to its affiliate into a term loan agreement that required monthly payments of $76,701 through November 2001. In August 2000, the term loan was converted into a new loan to expedite the payment terms. The new loan requires monthly payments of $119,901 through May 2001. The term loan bears interest at a rate of 9.50%.

The following table summarizes the transactions between the Company and its affiliate and the outstanding amounts due to the affiliate at September 2000 and 1999:

                                                      2000       1999
                                                  -----------------------------

   For the years ended September 30:
           Sales                                  $6,643,586   $4,375,037
           Purchases                              $1,227,096   $2,653,116
           Management fees paid, net              $  249,156   $  529,836
           Interest expense                       $  133,547   $  179,139

   As of September 30:
           Due to affiliate                       $   32,454   $1,632,808
           Note payable - affiliate               $ 925,922    $       -0-

                          APEX THERAPEUTIC CARE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 2000 AND 1999


NOTE 8 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

   The Company leases office and warehouse facilities under noncancelable operating leases which expire over the next two years. These leases generally contain renewal options for periods ranging from one to three years.

   Future minimum lease payments are $111,806 and $7,200 for the years ended September 30, 2001 and 2002, respectively.

   Rental expense for operating leases during the fiscal years ended September 30, 2000 and 1999 was $104,330 and $23,178, respectively.

Employment Agreement/Restricted Stock

   On August 1, 2000, the Company executed an employment agreement with one of its officers. The agreement calls for a minimum salary of $100,000 per year through the expiration of the agreement on July 31, 2005. Additionally, on August 1, 2000, the Company issued 20,000 shares of its restricted common stock to the officer as an inducement for the officer to enter into and perform under the terms of the employment agreement.

   The value of the 20,000 shares of restricted common stock issued on August 1, 2000 was determined to be $1,695,549. The value of the stock will be recognized as compensation ratably over the term of the employment agreement. Accordingly, the Company recognized compensation and restricted common stock of $56,618 for the year ended September 30, 2000.

Legal Proceedings

   The Company is a defendant in a lawsuit that alleges the Company obtained customers by using information stolen by a former employee of a competitor. The Company's counsel has indicated that an out of court settlement will most likely be reached and has estimated the settlement to range between $75,000 and $150,000. Accordingly, the Company has accrued $75,000 as of September 30, 2000.

Financial Guarantee

   In August 1999, the Company issued a continuing guarantee of a $3,500,000 credit facility of an affiliated Company. It is reasonably possible that the Company would be required to make payments under its guarantee. The Company monitors the financial performance of the affiliated Company on a monthly basis. No amount has been accrued for the Company's obligations under its guarantee arrangement.

                           APEX THERAPEUTIC CARE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999

NOTE 9 - BUSINESS AND CREDIT CONCENTRATIONS

The Company's operations may be adversely impacted by future federal and state healthcare budget cuts, as a significant portion of the Company's revenue is dependent on certain governmental healthcare programs.

At September 30, 2000, $5,141,914 or 44% of the Company's total trade accounts receivable were due from one customer. Revenues from sales to this customer were approximately 31% of the Company's net sales for the year ended September 30, 2000.

At September 30, 1999, $7,051,429 or 54% of the Company's total trade accounts receivable were due from one customer. Revenues from sales to this customer were approximately 51% of the Company's net sales for the year ended September 30, 1999.

The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors may affect the Company's estimate of its bad debts.

Three of the Company's suppliers accounted for approximately 73% of total purchases during the year ended September 30, 2000.


NOTE 10 - DISCLOSURE FOR THE STATEMENT OF CASH FLOWS

Additional Disclosures

   Cash paid during the years ended September 30, 2000 and 1999 for:

                                                        2000          1999
                                                    -------------------------

       Income taxes                                 $3,396,745    $774,237
                                                     =========     =======
       Interest                                     $  583,346    $118,560
                                                     ==========    =======


Non Cash Investing and Financing Transactions

   During the year ended September 30, 2000, the Company received property and equipment at a net book value of $26,891 from its affiliate and increased the amount due to its affiliate for the same amount.

   During the year ended September 30, 2000, the Company converted $1,670,525 of the amount due to its affiliate to a note payable.

                           APEX THERAPEUTIC CARE, INC.
                    UNAUDITED CONDENSED FINANCIAL STATEMENTS
                         AS OF AND FOR THE QUARTER ENDED
                           DECEMBER 31, 2001 AND 2000




TABLE OF CONTENTS


Condensed Statements of Operations

Condensed Balance Sheets

Condensed Statements of Cash Flows

Notes to Condensed Financial Statements

                           APEX THERAPEUTIC CARE, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (In thousands)
                                   (Unaudited)

                                            Three Months Ended
                                                December 31,
                                              2001       2000
                                           ---------------------

Revenues                                  $ 13,262     $ 11,621

Costs and operating expenses:

          Cost of sales and services         9,265        7,937
          Selling, general and               2,576        1,715
          administrative                    ------        -----
Total costs and operating expenses          11,841        9,652
                                            ------        -----
Income from operations                       1,421        1,969

Interest income                                  3            -
                                             -----        -----
Income before taxes                          1,424        1,969

Income taxes                                   633          890
                                             -----        -----
Net income                                 $   791     $  1,079
                                             =====        =====

                           APEX THERAPEUTIC CARE, INC.
                            CONDENSED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                               December 31,   September 30,
                                                       2001           2001
                                                       ----           ----
ASSETS

Cash and cash equivalents                           $    11        $   757
Accounts receivable, net                             12,157         11,794
Inventory                                             5,010          3,805
Prepaid and other current assets                         75             70
                                                         --             --
     Total current assets                            17,253         16,426

Property and equipment, net                             225            231
Other assets                                            635            682
                                                         --            ---

     Total assets                                   $18,113        $17,339
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses               $ 6,635        $ 6,240
Dividend payable                                        500            500
                                                        ---            ---
     Total current liabilities                        7,135          6,740

Long term liability                                     210            204

Stockholders' equity

Common stock                                            690            606
Retained earnings                                    10,078          9,789
                                                     ------          -----
     Total stockholders' equity                      10,768         10,395

     Total liabilities and stockholders'            $18,113        $17,339
     equity                                         =======        =======

                           APEX THERAPEUTIC CARE, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)


                                                Three months ended December 31,
                                                             2001     2000
                                                --------------------------------
OPERATING ACTIVITIES

Net income                                                  $ 791  $ 1,079
Adjustments to reconcile net income to net cash
(used in) provided by operating activities

          Depreciation and amortization                        32       28
          Gain from early extinguishment of debt                -      (8)
          Changes in operating assets and liabilities     (2,308)    (437)
                                                          -------    -----
NET CASH USED IN PROVIDED BY OPERATING ACTIVITIES         (1,485)      662

INVESTING ACTIVITIES

Purchase of property and equipment                           (17)     (14)
                                                             ----     ----
NET CASH USED IN INVESTING ACTIVITIES                        (17)     (14)

FINANCING ACTIVITIES

Borrowing (Repayments) on line of credit and notes            755    (338)
payable
Loan from affiliate                                             -    (340)
                                                                -    -----
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES           755    (678)
                                                              ---    -----
DECREASE IN CASH AND CASH EQUIVALENTS                        (747)    (30)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD              757       54
                                                              ---       --
CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $ 11     $ 24
                                                             ====     ====

           NOTES TO CONDENSED FINANCIAL STATEMENTS


Note 1.  Basis of Presentation

The  condensed   financial   statements   are  unaudited  and  reflect  all
adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The condensed financial statements should be read in conjunction with the financial statements for the year ended September 30, 2001 and notes thereto. The results of operations for the three months ended December 31, 2001 are not necessarily indicative of the results to be expected for the entire fiscal year ending September 30, 2002.

Note 2. Subsequent events

On February 28, 2002 Apex Therapeutic Care, Inc. was sold to Curative Health Services, Inc. for $60 million. The sale proceeds consisted of $19 million in cash, $5 million in a seller's note and $36 million (1,806,000 shares) of Curative Health Services, Inc. stock.

                CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          AS OF AND FOR THE YEAR ENDED
                                DECEMBER 31, 2001




TABLE OF CONTENTS


Pro Forma Condensed Consolidated Balance Sheet

Pro Forma Condensed Consolidated Statement of Operations

Notes to Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give pro forma effect to the completion of the purchase by Curative Health Services, Inc. of all of the outstanding shares of stock of Apex Therapeutic Care, Inc. for the year ended December 31, 2001. The pro forma financial statements reflect the December 31, 2001 audited balance sheet and statement of operations of Curative Health Services, Inc. and Subsidiaries and the September 30, 2001 audited balance sheet and statement of income of Apex Therapeutic Care, Inc. The pro forma condensed consolidated financial statements include certain estimates and adjustments, as set forth in the notes to the unaudited condensed consolidated financial statements, and are presented for illustrative purposes only. The pro forma information presented is not necessarily indicative of the results to be expected in the future for Curative Health Services, Inc. and Subsidiaries.

                 CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED
                             AS OF DECEMBER 31, 2001


                                      Curative
                                      Health              Apex
                                      Services,           Therapeutic           Consolidating        Pro Forma
                                      Inc. and            Care, Inc.            Adjustments          Balance Sheet
                                      Subsidiaries
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents             $  12,264           $     757             $   (4,121)(1),(2)    $    8,900
Accounts receivable                      13,139              11,794                                       24,933
Inventory                                 4,547               3,805                                        8,352
Deferred tax assets                       6,265                   -                                        6,265
Prepaid & other current assets              745                  70                      -                   815
                                      ---------           ---------             ----------            ----------
      Total current assets               36,960              16,426                 (4,121)               49,265

Property and equipment, net               3,795                 231                                        4,026
Goodwill and intangibles, net            34,787                   -                 49,605(1)             84,392
Other assets                              1,385                 682                  2,036(1)              4,103
                                      ---------           ---------             ----------            ----------
     Total assets                     $  76,927           $  17,339             $   47,520            $  141,786
                                      =========           =========             ==========            ==========

LIABILITIES & STOCKHOLDERS' EQUITY
 Accounts payable                     $   9,249           $   6,123             $                     $   15,372
 Accrued expenses and income taxes       25,186                 109                                       25,079
 Bank loan                                    -                   8                     (8)(1)                 -
 Dividends payable                            -                 500                      -                   500
                                      ---------           ---------             ----------            ----------
      Total current liabilities          34,435               6,740                     (8)               38,886
 Long term obligations                    6,000                 204                  5,000 (1)            11,204

Commitments and contingencies

Stockholders' equity
Preferred stock, $.01 par value per
 share, 10,000,000 shares
 authorized, none issued                     -
 Preferred stock, Series A Junior
Participating, par value $.01 per share,
 500,000 shares authorized, none issued      -


Common stock, $.01 par value per share;     75                 606                   (577)(1)               104
Additional paid in capital              34,019                                     52,894 (1),(2)        86,913
Retained earnings                        2,398               9,789                 (9,789)(1)             2,614
                                      ---------          ---------              ----------           ----------
    Total stockholders' equity          36,492           $  10,395              $  42,528            $   89,631
                                      ---------          ---------              ----------           ----------
    Total liabilities and             $ 76,927           $  17,339              $  47,520            $ 141,786
    stockholders' equity              =========          =========              ==========           ==========


                 CURATIVE HEALTH SERVICES, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS-UNAUDITED
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                Curative                                          Consolidated
                                Health         Apex           Consolidating       pro forma
                                Services,      Therapeutic    Adjustments         statement of
                                Inc. and       Care, Inc.                         operations
                                Subsidiaries
----------------------------------------------------------------------------------------------
Revenues:
  Services                      $   44,862     $         -    $                   $   44,862
  Products                          36,776          54,536        (6,675)(4)          86,063
                                ----------     -----------    ----------          ----------
Total revenues                      81,638          54,536        (6,675)            130,925

  Cost of services                  25,887               -                            25,887
  Cost of product sales             29,779          37,821        (6,429)(4)          62,253
  Selling, general and              51,466           9,553             -              64,286
  administrative                ----------     -----------    ----------          ----------
  Total cost and operating         107,132          47,374        (6,429)            154,426
  expense                       ----------     -----------    ----------          ==========

  (Loss) income from operations   (25,494)          7,162           (246)            (18,578)

  Interest expense                      -             275            220 (5)             495
  Interest income                     816               3             90 (5)             909


 Net (loss) income before taxes   (24,678)          6,890          (376)             (18,164)

 Income tax (benefit) provision    (2,473)          2,774          (154) (3)             147
                                ----------     ----------     ----------          ----------
 Net (loss) income             $  (22,205)     $    4,116     $    (222)          $  (18,311)
                               ==========      ==========     =========           ==========

 Net (loss) income per share,  $    (3.09)                                        $    (1.82)
 basic                         ==========                                         ==========

 Net (loss) income per share,  $    (3.09)                                        $    (1.82)
 diluted                       ==========                                         ==========

 Weighted average shares, basic     7,193            120                              10,058 (6)
                                    =====            ===                              ======
 Weighted average shares,           7,193            120                              10,058 (6)
 diluted                            =====            ===                              ======


On February 28, 2002 Apex Therapeutic Care, Inc. was sold to Curative Health Services, Inc. for $60 million. The sale proceeds consisted of $19 million in cash, $5 million in a seller's note and $36 million (1,806,000 shares) of Curative Health Services, Inc. stock.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

Details of the pro forma adjustments relating to the acquisition of Apex Therapeutic Care, Inc. follow.

1) To record the effect of the stock purchase of Apex Therapeutic Care, Inc. on cash balances, equity accounts, long term debt and the repayment of the outstanding debt of Apex Therapeutic Care, Inc. Also reflects a loan of $2.036 million made to a former shareholder at closing. The purchase price allocation and amounts allocated to goodwill and other intangibles are preliminary and are subject to finalization of valuation.

2) To record the effect of the $16.9 million private placement stock offering on cash and equity accounts. The proceeds from the private placement were utilized for the purchase of Apex Therapeutic Care, Inc. and working capital needs.

3) To record additional tax benefit.

4) To eliminate affiliate sales, cost of sales and profit not anticipated to occur post acquisition.

5) Record interest expense on $5.0 million sellers' note recorded as part of Apex Therapeutic Care, Inc. purchase and interest income on $2.036 million loan given to former shareholder.

6)Total of 2.865 million shares added to reflect shares used for purchase of Apex Therapeutic Care, Inc. stock (1.806 million) and the issuance of the private placement shares (1.059 million).

Signature

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    CURATIVE HEALTH SERVICES, INC.


Date:  May 3, 2002                  By  /s/ Thomas Axmacher
                                        ---------------------------
                                            Thomas Axmacher
                                            Chief Financial Officer

                                                                   Exhibit 23-1

                    CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-83342) and related Prospectus of Curative Health Services, Inc. pertaining to the registration of 1,059,000 shares of its common stock, in the Registration Statement (Form S-8 No. 333-73376) pertaining to Curative Health Services, Inc. 2001 Broad-Based Stock Incentive Plan and Non-Qualified Stock Option Agreements for David Lawson, Steven Michurski, and Beth Oliver, in the Registration Statement (Form
S-8  No.  333-60854)   pertaining  to  Curative  Health  Services,   Inc.
Non-Employee Director Stock Option Plan, as amended, in the Registration Statement (Form S-8 No. 333-60852) pertaining to Curative Health Services, Inc. 2000 Stock Incentive Plan in the Registration
Statement (Form S-8 No. 333-65751) pertaining to the Curative Health Services, Inc. and subsidiaries 1991 Stock Option Plan, as amended, in the Registration Statement (Form S-8 No. 333-65753) pertaining to Curative Health Services, Inc. Non-Employee Director Stock Option Plan, as amended, in the Registration Statement (Form S-8 No. 33-19370) pertaining to the Curative Health Services, Inc. and subsidiaries Director Share Purchase Program and in the Registration Statement (Form S-8 No. 33-85188) pertaining to the Curative Health Services, Inc. and subsidiaries Employee 401(k) Savings Plan of our report dated November 2, 2000 with respect to the consolidated financial statements of Apex Therapeutic Care, Inc. as of and for the years ended September 30, 2000 and 1999, and of our report dated November 30, 2001 with respect to the consolidated financial statements of Apex Therapeutic Care, Inc. as of and for the years ended September 30, 2001 and 2000 included in Amendment No. 1 to the Current Report (Form 8-K) of Curative Health Services, Inc. originally filed on March 11, 2002.



                                                /s/  Martini, Iosue & Akpovi


                                                     Encino, California
                                                     May 3 , 2002